CSW
----------------------------------
Central and South West Corporation
----------------------------------
NEWS RELEASE
1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164

                                Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                                Central and South West Services, Inc., Dallas
                                  and Tulsa
                                CSW Communications, Inc., Austin
                                CSW Credit, Inc., Dallas
                                CSW Energy, Inc., Dallas
                                CSW International, Inc., Dallas
                                CSW Leasing, Inc., Dallas
                                EnerShop Inc., Dallas
                                SEEBOARD plc, Crawley, West Sussex, U.K.

FOR IMMEDIATE RELEASE


                            PUCT Orders Rate Decrease
                       For Central Power and Light Company

        Dallas (March 31, 1997) -- Central and South West Corporation (NYSE:
CSR) said that the Public Utility Commission of Texas (PUCT) issued an order that lowers the base rates of its Central Power and Light Company (CPL) subsidiary by approximately $30 million from the level existing prior to CPL placing into effect higher bonded rates in May 1996. The PUCT also voted to require the company to lower its rates by $16 million in 1998 and by an additional $16 million in 1999. The PUCT voted on its final order in the case on Monday.
        "We continue to be extremely disappointed and disagree with the Commission's decision," said E.R. Brooks, CSW chairman, president and chief executive officer. "We are studying the final order to determine the exact financial impact. After we have fully studied the Commission's order, we will file a motion for rehearing and will take legal steps as are appropriate."
        CPL has until 20 days after issuance of the PUCT's order to file a motion for rehearing. The PUCT has until mid-May to act on that motion, subject to extensions.
        As previously reported, CPL intends to vigorously pursue all legal remedies. CPL and CSW could experience a material adverse effect on results of operations if the Commissioners' final order is ultimately implemented.
        Central and South West Corporation is a public utility holding company based in Dallas. Central and South West owns four electric operating subsidiaries in the United States, a regional electricity company in the United Kingdom, and non-utility subsidiaries that offer independent power production, telecommunications, energy efficiency and financial transactions.
                                      ###


Media contact: Larry Jones, senior communications consultant for Central and South West Corporation, 214 683-3703.

Financial community contact: Becky Hall, director of investor relations for Central and South West Corporation, 214 777-1277.

Internet inquiries: corpcom @csw.com